Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use of our report dated February 6, 2020 (except for the last paragraph of Note 18, relating to the effectiveness of the reverse stock split as to which the date is May 17, 2020), on the consolidated financial statements of Bantec, Inc. and Subsidiary for the years ended September 30, 2019 and 2018, included herein on the registration statement of Bantec, Inc. on Form S-1, Amendment No. 1, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

Boca Raton, Florida

July 17, 2020